Exhibit 99.2

RockTenn Announces Final Results of Tender Offer for 8.20% Senior Notes Due 2011

NORCROSS, Ga.--(BUSINESS WIRE)--May 29, 2009--RockTenn announced today the final results of its previously announced tender offer for up to $100,000,000 aggregate principal amount (the “Tender Cap”) of its 8.20% Senior Notes due 2011, with CUSIP number 772739AC2.

The tender offer expired at 12:00 midnight, New York City time, on Thursday, May 28, 2009 (the “Expiration Date”). As of the Expiration Date, tenders had been received from holders of $93.3 million in aggregate principal amount of the outstanding notes, representing approximately 93% of the Tender Cap, all of which will be accepted for purchase today, the settlement date. The tender offer was not fully subscribed and therefore tendering holders will not be prorated.

Pursuant to the terms of the tender offer, notes not tendered in the tender offer will remain outstanding, and the terms and conditions governing the notes, including the covenants and other provisions contained in the indenture governing the notes, will remain unchanged.

This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase dated April 30, 2009.

About RockTenn

RockTenn (NYSE:RKT) is one of North America’s leading manufacturers of paperboard, containerboard, consumer and corrugated packaging and merchandising displays, with annual net sales of approximately $2.8 billion. We operate locations in the United States, Canada, Mexico, Chile and Argentina.

CONTACT:
RockTenn
John Stakel, 678-291-7900
VP-Treasurer